Exhibit 99.1

FOR IMMEDIATE RELEASE
April 1, 2020

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES ANNOUNCES VIRTUAL ANNUAL MEETING
COLUMBUS, Ohio - Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) announced that its 2020 Annual Meeting of Shareholders will be a virtual meeting of shareholders, which will be conducted solely online via live webcast.

“Huntington is guided by our purpose of looking out for people - and as always, our first priority is the safety and security of our customers, colleagues, and communities,” said Stephen Steinour, Huntington’s chairman, president, and CEO. “We are following guidelines from public health authorities, including the Centers for Disease Control and the State of Ohio Department of Health, related to the global COVID-19 pandemic. Accordingly, this year’s Annual Meeting will be a completely virtual meeting.”

The Annual Meeting will be held at 2:00 p.m. E.D.T. on Wednesday, April 22, 2020, as scheduled. However, there is no physical location for the Annual Meeting, and Huntington’s officers and directors will participate via webcast.

Shareholders as of the close of business on February 18, 2020, will be able to attend and participate in the Annual Meeting online, vote their shares electronically, and submit questions during the meeting. Shareholders who plan to attend the Annual Meeting virtually via the webcast will need to review the information on the Investor Relations section of the company’s website (www.huntington.com). Shareholders will need the Control Number included on the proxy card, notice, or email they received to join the meeting. Shareholders who hold shares through an intermediary, such as a bank or broker, must register in advance following the instructions on the website.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $109 billion of assets and a network of 868 full-service branches, including 12 Private Client Group offices, and 1,448 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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